Exhibit 99.1

2016 New Employee Inducement Grant Plan dated March 3, 2016, As Amended on June 1, 2016 and September 8, 2016

On March 3, 2016, June 1, 2016 and September 8, 2016, pursuant to Nasdaq Rule 5635(c)(4), which provides an exception to the stockholder approval requirements for the grant of non-qualified stock options or other equity compensation outside of a stockholder approved equity plan to new employees for whom the option grant is an inducement material to a new employee’s acceptance of employment with the Corporation, the Compensation Committee approved the issuance to 44 new employees of nonstatutory options to purchase an aggregate of 894,950 shares of the Company’s Common Stock at a price per share equal to the closing sale price of the Common Stock on The Nasdaq Global Market on the date of grant, as an inducement material to such new employees joining the Corporation (the “New Employee Inducement Options”). The New Employee Inducement Options shall be subject to all terms, vesting schedules and other provisions set forth in a form of stock option agreement, which conforms in substance to the 2012 Stock Incentive Plan and the form of nonstatutory stock option agreement thereunder as previously approved by the board.  Each New Employee Inducement Option shall have a term of ten (10) years and be subject to a vesting schedule of 4 years, with 25% of the shares vesting on the one-year anniversary of the employee’s first day of employment with the Company and 6.25% of the shares vesting each quarter thereafter.

OVASCIENCE, INC.

Form of

Inducement Nonstatutory Stock Option Agreement

for New Employees

1.                                      GRANT OF OPTION.

This agreement evidences the grant by OvaScience, Inc., a Delaware corporation (the “Company”), on [                 ] (the “Grant Date”) to [             ], an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2016 New Employee Inducement Grant Plan, a total of [                ] shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”) at $[            ] per Share as an inducement material to the Participant’s entering into employment with the Company (pursuant to Rule 5635(c)(4) of the Nasdaq Listed Company Manual), on [            ].  Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on [                    , 202  ] (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.                                      VESTING SCHEDULE.

This option will become exercisable (“vest”) as to 25% of the original number of Shares on the first anniversary of the Vesting Commencement Date and as to an additional 6.25% of the original number of Shares at the end of each successive three-month period following the first anniversary of the Vesting Commencement Date until the fourth anniversary of the Vesting Commencement Date.  For purposes of this Agreement, “Vesting Commencement Date” shall mean [                ].

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.                                      EXERCISE OF OPTION.

(a)                                 Form of Exercise.  Each election to exercise this option shall be accompanied by a completed Notice of Stock Option Exercise in the form attached hereto as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in accordance with paragraph (b) below.  The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)                                 Payment Upon Exercise.  Common Stock purchased upon the exercise of this option shall be paid for as follows:

(1)                                 in cash or by check, payable to the order of the Company;

(2)                                 by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)                                 to the extent approved by the Board of Directors of the Company (the “Board”), in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value per share (as defined below) (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)                                 to the extent approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would pay the exercise price for the portion of this option being exercised by cancelling a portion of this option for such number of shares as is equal to the exercise price divided by the excess of the Fair Market Value on the date of exercise over the option exercise price per share;

(5)                                 to the extent permitted by applicable law and approved by the Board, in its sole discretion, payment of such other lawful consideration as the Board may determine; or

(6)                                 by any combination of the above permitted forms of payment.

Fair Market Value of a share of Common Stock for purposes of this Agreement will be the closing sale price (for the primary trading session) on the date of grant (or other date for which a determination is being made). For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A of Code. The Board has sole discretion to determine the Fair Market Value for purposes of this Agreement, and the Board’s determination is conclusive and binding.

(c)                                  Continuous Relationship with the Company Required.  Except as otherwise provided in this paragraph 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants from the Company (an “Eligible Participant”).

(d)                                 Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(e)                                  Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (f) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(f)                                   Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship.  If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment or other relationship by the Company for Cause, and the effective date of such employment or other termination is subsequent to the date of the delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment  or other relationship shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment or other relationship (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate immediately upon the effective date of such termination of employment or other relationship).  If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement.  Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive.  The Participant’s employment or other relationship shall be considered to have been terminated for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

(g)                                  Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to this option until (i) all conditions of this option have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

4.                                      WITHHOLDING.  The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under this option. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise of this option or at the same time as payment of the exercise price unless the Company determines otherwise. If approved by the Board in its sole discretion, the Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from this option creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

5.                                      TRANSFER RESTRICTIONS.

This option may not be sold, assigned, transferred , pledged, hypothecated or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order and, during the life of the Participant, shall be exercisable only by the Participant.

6.                                      ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS.

(a)                                 Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and exercise price per share of this option, shall be equitably adjusted by the Company (or substituted options may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to this option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then the Participant, if he or she exercises this option between the record date and the distribution date for such stock dividend, shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such Shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)                                 Reorganization Events.

(1)                                 Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)                                 Consequences of a Reorganization Event.

(i)                                     In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) this option on such terms as the Board determines: (A) provide that this option shall be assumed, or substantially equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (B) upon written notice to the Participant, provide that all of the Participant’s unexercised options will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (C) provide that outstanding options shall become exercisable, in whole or in part prior to or upon such Reorganization Event, (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to each option held by the Participant equal to (1) the number of shares of Common Stock subject to the vested portion of this option (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (2) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of this option and any applicable tax withholdings, in exchange for the termination of this option, (E) provided that, in connection with a liquidation or dissolution of the Company, this option shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (F) any combination of the foregoing. In taking any of the actions permitted under this paragraph 6(b)(2), the Board shall not be obligated to treat all options held by the Participant or all options of the same type, identically.

(ii)  For purposes of paragraph 6(b)(2)(i)(A), this option shall be considered assumed if, following consummation of the Reorganization Event, this option confers the right to purchase or receive pursuant to the terms of this option, for each share of Common Stock subject to this option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of this option to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

7.                                      AMENDMENT OF OPTION.

(a)                                 Except as set forth in paragraph 7(b) below, the Board may amend, modify or terminate this option, including but not limited to, substituting therefor another option or other stock-based award of the same or a different type and changing the date of exercise. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action does not materially and adversely affect the Participant’s rights under this option or (ii) the change is permitted under paragraph 6, above.

(b)                                 The Board may not, without stockholder approval, (1) amend this option to provide an exercise price per share that is lower than the then-current exercise price per share of this option, (2)  cancel this option and grant in substitution therefor new options or other stock-based awards covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option,(3) cancel in exchange for a cash payment any portion of this option if the exercise price per share is above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market

8.                                      MISCELLANEOUS.

(a)                                 No Right To Employment or Other Status. The grant of this option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim except as expressly provided in this option.

(b)                                 No Rights As Stockholder. Subject to the provisions of this option, the Participant shall not have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to this option until becoming the record holder of such Shares.

(c)                                  Governing Law. The provisions of this option shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

OVASCIENCE, INC.

By:

Name:
Title:

SIGNATURE PAGE TO NONSTATUTORY STOCK OPTION AGREEMENT

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.

PARTICIPANT:

[ ]

Address:	[ ]
[ ]

SIGNATURE PAGE TO NONSTATUTORY STOCK OPTION AGREEMENT

Exhibit A

NOTICE OF STOCK OPTION EXERCISE

Date:                         (1)

OvaScience, Inc.
9 Fourth Avenue
Waltham, MA 02451

Attention:  Chief Financial Officer

Dear Sir or Madam:

I am the holder of a Nonstatutory Stock Option granted to me by OvaScience, Inc. (the “Company”) on [            ] for the purchase of [                 ] shares of Common Stock of the Company at a purchase price of $[                 ] per share.

I hereby exercise my option to purchase                  (2) shares of Common Stock (the “Shares”), for which I have enclosed                     (3) in the amount of                 (4).  Please register my stock certificate as follows:

Name(s):	(5)

Address:

Very truly yours,

(Signature)

[                      ]

(1)           Enter the date of exercise.

(2)           Enter the number of shares of Common Stock to be purchased upon exercise of all or part of the option.

(3)           Enter “cash”, “personal check” or if permitted by the Board, “stock certificates No. XXXX and XXXX”.

(4)           Enter the dollar amount (price per share of Common Stock times the number of shares of Common Stock to be purchased), or the number of shares tendered.  Fair Market Value of shares tendered, together with cash or check, must cover the purchase price of the shares issued upon exercise.

(5)           Enter name(s) to appear on stock certificate: (a) Your name only; (b) Your name and other name (i.e., John Doe and Jane Doe, Joint Tenants With Right of Survivorship); or (c) a Child’s name, with you as custodian (i.e., Jane Doe, Custodian for Tommy Doe).  Note:  There may be income and/or gift tax consequences of registering shares in a Child’s name.

SIGNATURE PAGE TO NONSTATUTORY STOCK OPTION AGREEMENT